Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-127720) of O2Diesel Corporation,

2.	Registration Statement (Form S-3 No. 333-136119) of O2Diesel Corporation,

3.	Registration Statement (Form S-8 No. 333-136121) of O2Diesel Corporation

and in the related Prospectuses of our report dated March 31, 2006, with respect to the financial statements of O2Diesel Corporation for the year ended December 31, 2005 and for the period from October 14, 2000 (inception) through December 31, 2005 included in this Annual Report (Form 10-KSB) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 26, 2007